As filed with the Securities and Exchange Commission on July 2, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

ZHONE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3509099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7001 Oakport Street

Oakland, CA 94621

(Address of registrant’s principal

executive offices)

Stock Option Plans assumed by Zhone Technologies, Inc. under the

Osicom Technologies, Inc.

1988 Stock Plan

Amended and Restated Osicom Technologies, Inc.

1997 Incentive and Non-Qualified Stock Option Plan

Sorrento Networks Corporation

2000 Stock Incentive Plan

2003 Equity Incentive Plan of

Sorrento Networks Corporation

(Full title of Plan(s))

Morteza Ejabat

Chief Executive Officer

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, CA 94521

(510) 777-7000

(Name and Address and telephone number of agent for service)

Copies to:

Craig Garner

Latham & Watkins LLP

12636 High Bluff Drive, Suite 300

San Diego, CA 92130

(858)523-5400

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value, to be issued pursuant to the terms of the Osicom Technologies, Inc. 1988 Stock Plan	2,028 shares	$445.93 (4)	$904,213.20	$114.56
Common Stock, $0.001 par value, to be issued pursuant to the terms of the Amended and Restated Osicom Technologies, Inc. 1997 Incentive and Non-Qualified Stock Option Plan	18,636 shares	$349.90 (5)	$6,520,863.35	$826.19
Common Stock, $0.001 par value, to be issued pursuant to the terms of the Sorrento Networks Corporation 2000 Stock Incentive Plan	124,225 shares	$230.68 (6)	$28,656,402.50	$3,630.77
Common Stock, $0.001 par value, to be issued pursuant to the terms of the 2003 Equity Incentive Plan of Sorrento Networks Corporation	1,812,363 shares	$3.26 (7)	$5,901,560.06	$747.73
Total	1,957,252 shares	—	$41,983,039.11	$0.00 (3)

(1)	The registration statement registers the issuance of shares of the common stock, which are issuable pursuant to the exercise of options granted under the Osicom Technologies, Inc. 1988 Stock Plan, Amended and Restated Osicom Technologies, Inc. 1997 Incentive and Non-Qualified Stock Option Plan, Sorrento Networks Corporation 2000 Stock Incentive Plan, and 2003 Equity Incentive Plan of Sorrento Networks Corporation, which were assumed by the Registrant pursuant to the terms of the Agreement and Plan of Merger dated April 22, 2004, by and among the Registrant, Selene Acquisition Corp., a Delaware corporation, and Sorrento Networks Corporation, a Delaware corporation.

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall cover any additional shares of Registrant’s common stock that become issuable under the Osicom Technologies, Inc. 1988 Stock Plan, Amended and Restated Osicom Technologies, Inc. 1997 Incentive and Non-Qualified Stock Option Plan, Sorrento Networks Corporation 2000 Stock Incentive Plan, and 2003 Equity Incentive Plan of Sorrento Networks Corporation by reason of any stock split, stock dividend, recapitalization or any other similar transaction involving the common stock.

(3)	Pursuant to Rule 457(p) of the Securities Act, the total filing fee for all securities registered herein of $5,319.25 is offset by filing fees totaling over $5,319.25 previously paid with respect to unsold securities registered pursuant to the registration statement on Form S-8 filed by Sorrento Networks Corporation on March 19, 2002 for the Amended and Restated Osicom Technologies, Inc. 1997 Incentive and Non-Qualified Stock Option Plan and the Sorrento Networks Corporation 2000 Stock Incentive Plan File No. 333-84526.

(4)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share of $445.93 as to 2,028 outstanding but unexercised options to purchase Common Stock under the Osicom Technologies, Inc. 1988 Stock Plan.

(5)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share of $349.90 as to 18,636 outstanding but unexercised options to purchase Common Stock under the Amended and Restated Osicom Technologies, Inc. 1997 Incentive and Non-Qualified Stock Option Plan.

(6)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share of $230.68 as to 124,225 outstanding but unexercised options to purchase Common Stock under the Sorrento Networks Corporation 2000 Stock Incentive Plan.

(7)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share of $3.26 as to 1,812,363 outstanding but unexercised options to purchase Common Stock under the 2003 Equity Incentive Plan of Sorrento Networks Corporation.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference in this registration statement:

A.	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2003;

B.	The Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2004;

C.	All other reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2003; and

D.	Description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on May 11, 2001, including any subsequently filed amendments and reports updating such description (File No. 333-108019).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change a director’s duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the Delaware General Corporation Law provides for the indemnification of directors, officers, employees and agents of a corporation. The certificate of incorporation of the Registrant provides for indemnification of its directors and officers to the full extent permitted by Delaware law. The Registrant’s certificate of incorporation also empowers Registrant to purchase insurance on behalf of its directors and officers. The Registrant has entered into agreements with its directors and certain of its executive officers that may require the Registrant to indemnify such persons, to the fullest extent permitted under Delaware law, against expenses and liabilities actually and reasonably incurred reason of the fact that he is or was an agent of the Registrant.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits.

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California on this 2nd day of July, 2004.

Zhone Technologies, Inc.,

By:	/s/ MORTEZA EJABAT
Morteza Ejabat Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Morteza Ejabat and Kirk Misaka, and each of them as their attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on July 2, 2004.

Signature	Title

/s/ MORTEZA EJABAT Morteza Ejabat	Chairman of the Board and Chief Executive Officer

/s/ KIRK MISAKA Kirk Misaka	Chief Financial Officer, Secretary and Treasurer (Principal Finance and Accounting Officer)

/s/ ADAM CLAMMER Adam Clammer	Director

/s/ MICHAEL M. CONNORS Michael M. Connors	Director

James Coulter	Director

/s/ ROBERT DAHL Robert Dahl	Director

/s/ JAMES H. GREENE JR. James H. Greene Jr.	Director

/s/ C. RICHARD KRAMLICH C. Richard Kramlich	Director

Barton Shigemura	Director

/s/ JAMES TIMMINS James Timmins	Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Amended and Restated Certificate of Incorporation dated May 22, 2001 (1)

4.2	Certificate of Amendment of Certificate of Incorporation dated November 13, 2003 (2)

4.3	Certificate of Ownership and Merger dated November 13, 2003 (2)

4.4	Amended and Restated Bylaws (1)

4.5	Osicom Technologies, Inc. 1988 Stock Plan (3)

4.6	Amended and Restated Osicom Technologies, Inc. 1997 Incentive and Non-Qualified Stock Option Plan (4)

4.7	Sorrento Networks Corporation 2000 Stock Incentive Plan (5)

4.8	2003 Equity Incentive Plan of Sorrento Networks Corporation

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included on signature page to this registration statement).

(1)	Incorporated by reference to the registration statement filed on Form S-1, Registration No. 333-46362, as amended.

(2)	Incorporated by reference to the quarterly report on Form 10-Q for the quarter ended March 31, 2004.

(3)	Incorporated by reference to the proxy statement dated May 13, 1988, filed by Sorrento Networks Corporation, formerly Osicom Technologies, Inc.

(4)	Incorporated by reference to the proxy statement dated December 1, 1999, filed by Sorrento Networks Corporation, formerly Osicom Technologies, Inc.

(5)	Incorporated by reference to the proxy statement dated December 11, 2000, filed by Sorrento Networks Corporation, formerly Osicom Technologies, Inc.